Exhibit 99.1

FDA Grants Orphan Drug Designation to Trovagene’s PLK1 Inhibitor, PCM-075, for the Treatment of Acute Myeloid Leukemia (AML)

SAN DIEGO, CA — October 9, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision-medicine, biotechnology company, today announced that the U.S. Food and Drug Administration (FDA) granted an orphan drug designation to PCM-075 for the treatment of patients with acute myeloid leukemia (AML) on September 28, 2017. PCM-075 is an oral, highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine Polo-like Kinase 1 (PLK1) enzyme, which appears to be over expressed in several different hematologic malignancies and solid tumor cancers.

“AML is an aggressive cancer of the blood and bone marrow with approximately 20,000 new cases in the U.S each year,” said Bill Welch, Chief Executive Officer of Trovagene.  “We see the FDA’s granting of orphan drug designation for PCM-075 as underscoring the medical need for new therapies for patients with AML and an important step forward in our clinical development program.”

Orphan drug designation is granted by the FDA to drugs that are intended to treat rare diseases or conditions for patients in the U.S. The orphan drug designation allows the orphan drug indication for the drug to be eligible for a seven-year period of U.S. marketing exclusivity upon approval of the drug, as well as other development assistance and financial incentives.

Trovagene is initiating a Phase 1b/2 open-label trial to evaluate the safety and anti-leukemic activity of PCM-075 in combination with standard-of-care in patients with AML, at ten research sites across the U.S., led by Hematologist Dr. Jorge Cortes, Deputy Department Chair, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center.

About Acute Myeloid Leukemia

Acute myeloid leukemia (AML) is a hematologic malignancy in which myeloid lineage cells of the bone marrow cease to differentiate appropriately, resulting in a marked increase in the number of circulating immature blast cells. As a consequence, the counts of mature red blood cells, platelets, and normal white blood cells decline, causing fatigue, shortness of breath, bleeding, and increased susceptibility to infection. The Surveillance, Epidemiology and End Results (SEER) program estimates the annual incidence rate of AML in the United States (US) to be approximately 21,000 cases in 2017. Rates of new AML cases have been rising an average of 3.1% each year over the last 10 years. The median age of AML diagnosis is 68 years of age, and approximately 45% of new diagnoses are among patients age 70 years or older.

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About PCM-075

PCM-075 is a highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in multiple hematologic and solid tumor cancers. Studies have shown that inhibition of polo-like-kinasescan lead to tumor cell death, including a Phase 2 study in Acute Myeloid Leukemia (AML) where response rates up to 31% were observed when used in conjunction with a standard therapy for AML (low-dose cytarabine-LDAC) versus treatment with LDAC alone with a 13.3% response rate. A Phase 1 open-label, dose escalation safety study of PCM-075 has been completed in patients with advanced metastatic solid tumor cancers, and published in Investigational New Drugs. Trovagene plans to initiate a Phase 1b/2 clinical trial with PCM-075 in AML, since it has shown significant advantages over prior PLK1 inhibitors evaluated in this indication, including a higher selectivity, greater potency, oral bioavailability and shorter half-life. This study was accepted by the National Library of Medicine (NLM) and is now publicly viewable on www.clinicaltrials.gov. The NCT number assigned by clinicaltrials.gov for this study is NCT03303339. PCM-075 has demonstrated synergy in preclinical studies with over 10 chemotherapeutic and target agents used in hematologic and solid tumor cancers, including FLT3 and HDAC inhibitors, taxanes, and cytotoxins. Trovagene believes the combination of its targeted PLK-1 inhibitor, PCM-075, with other compounds has the potential for improved clinical efficacy in Acute Myeloid Leukemia (AML), Castration-Resistant Prostate Cancer (CRPC), Non-Hodgkin Lymphoma (NHL), Triple Negative Breast Cancer (TNBC) and Adrenocortical Carcinoma (ACC).

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically-actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit https://www.trovagene.com.

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Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com